                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-21603

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated March 18, 1997)


                          [CENTRAL GARDEN & PET LOGO]


                                  $115,000,000
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                                      AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement supplements information contained in that certain Prospectus dated March 18, 1997 (the "Prospectus") of Central Garden & Pet Company relating to the potential sale from time to time of up to $115,000,000 aggregate principal amount of Notes and the Conversion Shares by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes and Conversion Shares beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus:

Forum Capital Markets LP.......................   1,000,000   *     35,714   *    *
Dillon, Read & Co. Inc. .......................   2,500,000   2.2   89,285   *    *

     The following line item contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in its entirety:

Swiss Bank Corporation--London Branch(7).......   1,845,000   1.6   65,892   *    *

     The lines "CFW-C, L.P. ... 7,500,000, 6.5, 257,857, 2.0, 1.1"; "General
Motors Employees Domestic Trust ... 6,920,000, 6.0, 247,142, 1.7, 1.0"; "Alex.
Brown & Sons, Inc. ... 699,000, *, 24,964, *, *"; and "Any other holder of Notes or future transferee from any such holder ... 17,011,000, 14.8, 607,535, 4.1, 2.4" (other than the footnotes thereto which remain unchanged) contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:

CFW-C, L.P.....................................   9,700,000   8.4  346,428  2.5  1.5
General Motors Employees Domestic Trust........   7,420,000   6.5  265,000  1.8  1.0
Alex. Brown & Sons, Inc.*......................   1,531,000   1.3   54,678   *    *
Any other holder of Notes or future or future
   transferee from any such holder(8)(9).......  11,824,000  10.3  422,285  2.8  1.7
----------

* Alex. Brown & Sons Incorporated or its affiliates has provided, and may continue to provide, investment banking services to the Company, for which it received or will receive customary fees.

     All information in this Prospectus Supplement is as of April 7, 1997.


            The date of this Prospectus Supplement is April 8, 1997